                                                                   EXHIBIT 99.2


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                           OF CAIRN ENERGY USA, INC.


AUDITED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 1995 AND 1996

         Report of Independent Auditors...........................................F-2

         Consolidated Balance Sheets as of
         December 31, 1995 and 1996...............................................F-3

     Consolidated Statements of Operations for the years
         ended December 31, 1994, 1995, and 1996..................................F-4

     Consolidated Statements of Stockholders' Equity for
                  the years ended December 31, 1994, 1995, and 1996...............F-5

     Consolidated Statements of Cash Flows for the years
                  ended December 31, 1994, 1995, and 1996 ........................F-6

     Notes to Consolidated Financial Statement ...................................F-7


UNAUDITED  FINANCIAL STATEMENTS AS OF AND FOR THE SIX
MONTHS ENDED JUNE 30, 1997

         Statement of Operations for the three and six months
                  ended June 30, 1997 and 1996...................................F-19

         Balance Sheet as of June 30, 1997 and December 31, 1996.................F-20

         Statement of Changes in Stockholders Equity for the
                  six months ended June 30, 1997.................................F-22

         Statements of Cash Flows for the six months ended
                  June 30, 1997 and 1996.........................................F-23

         Notes to Unaudited Financial Statements.................................F-24

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cairn Energy USA, Inc.

     We have audited the accompanying consolidated balance sheets of Cairn Energy USA, Inc. (the Company), as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cairn Energy USA, Inc., at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Dallas, Texas
February 21, 1997

                             CAIRN ENERGY USA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................  $  3,553    $  6,438
  Accounts receivable.......................................     4,340       4,904
  Prepaid expenses..........................................       447         482
                                                              --------    --------
          Total current assets..............................     8,340      11,824
Property and equipment, at cost:
  Oil and gas properties, based on full-cost accounting.....   157,100     205,544
  Other equipment...........................................       712         958
                                                              --------    --------
                                                               157,812     206,502
  Less accumulated depletion, depreciation, and
     amortization...........................................    59,905      75,877
                                                              --------    --------
                                                                97,907     130,625
Deferred charges, net of amortization.......................       564         909
                                                              ========    ========
          Total assets......................................  $106,811    $143,358
                                                              ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $    499    $  6,303
  Accrued lease operating expenses..........................       578         492
  Accrued well costs........................................     6,194       3,803
  Other accrued liabilities.................................       254         222
                                                              --------    --------
          Total current liabilities.........................     7,525      10,820
Long-term debt..............................................    15,500      42,000

Contingencies (Notes 3, 7, and 8)
Stockholders' equity:
  Preferred stock, $.01 par value: 5,000,000 shares
     authorized; none issued
  Common stock, $.01 par value: 30,000,000 shares
     authorized; shares issued and outstanding: December 31,
     1995 - 17,550,480 and December 31, 1996 - 17,564,128...       176         176
  Additional paid-in capital................................    94,720      94,834
  Accumulated deficit.......................................   (11,110)     (4,472)
                                                              --------    --------
       Total stockholders' equity...........................    83,786      90,538
                                                              --------    --------
          Total liabilities and stockholders' equity........  $106,811    $143,358
                                                              ========    ========

                            See accompanying notes.

                             CAIRN ENERGY USA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1994       1995       1996
                                                              -------    -------    -------
                                                                     (IN THOUSANDS,
                                                                EXCEPT PER SHARE AMOUNTS
Revenues:
  Oil and gas...............................................  $ 9,494    $25,742    $30,016
  Other.....................................................      398        221        330
                                                              -------    -------    -------
          Total revenues....................................    9,892     25,963     30,346
Expenses:
  Lease operating expenses..................................    2,274      3,101      3,731
  Depletion, depreciation, and amortization.................    4,328     13,616     15,973
  Administrative expense....................................    1,522      1,511      1,481
  Interest..................................................    1,114      2,500      2,523
                                                              -------    -------    -------
          Total expenses....................................    9,238     20,728     23,708
                                                              -------    -------    -------
Net income..................................................  $   654    $ 5,235    $ 6,638
                                                              =======    =======    =======
Net income per common and common equivalent share...........  $   .05    $   .32    $   .38
                                                              =======    =======    =======
Weighted average common and common equivalent shares used in
  per share computations....................................   13,259     16,422     17,559
                                                              =======    =======    =======

                            See accompanying notes.

                             CAIRN ENERGY USA, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                 PREFERRED STOCK     COMMON STOCK     ADDITIONAL                     TOTAL
                                 ---------------   ----------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                 SHARES   AMOUNT   SHARES   AMOUNT     CAPITAL       DEFICIT        EQUITY
                                 ------   ------   ------   -------   ----------   -----------   -------------
Balance at December 31, 1993...     --    $  --    12,463   $   125    $54,764      $(16,999)      $ 37,890
  Common stock issued for oil
    and gas assets of Smith....     --       --     3,500        35     23,219            --         23,254
  Net income...................     --       --        --        --         --           654            654
                                 -----    ------   ------   -------    -------      --------       --------
Balance at December 31, 1994...     --       --    15,963       160     77,983       (16,345)        61,798
  Common stock issued for cash,
    net........................     --       --     1,562        16     16,573            --         16,589
  Exercise of stock options....     --       --        20        --        102            --            102
  Other........................     --       --         5        --         62            --             62
  Net income...................     --       --        --        --         --         5,235          5,235
                                 -----    ------   ------   -------    -------      --------       --------
Balance at December 31, 1995...     --       --    17,550       176     94,720       (11,110)        83,786
  Exercise of stock options....     --       --         7        --         42            --             42
  Other........................     --       --         7        --         72            --             72
  Net income...................     --       --        --        --         --         6,638          6,638
                                 -----    ------   ------   -------    -------      --------       --------
Balance at December 31, 1996...     --    $  --    17,564   $   176    $94,834      $ (4,472)      $ 90,538
                                 =====    ======   ======   =======    =======      ========       ========

                            See accompanying notes.

                             CAIRN ENERGY USA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1994        1995       1996
                                                              --------    --------    -------
OPERATING ACTIVITIES
Net income..................................................  $    654    $  5,235    $ 6,638
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depletion, depreciation, and amortization.................     4,328      13,616     16,019
  Amortization of loan costs................................       188         355        367
  Loss on disposal of other equipment.......................        35          --         --
  Changes in operating assets and liabilities:
     Accounts receivable....................................       473      (2,309)      (564)
     Prepaid expenses.......................................        32        (311)       (35)
     Accounts payable.......................................       763        (740)     4,638
     Accrued liabilities....................................      (272)        151        (40)
     Deferred revenue.......................................       152        (152)        --
                                                              --------    --------    -------
Net cash provided by operating activities...................     6,353      15,845     27,023
INVESTING ACTIVITIES
Exploration and development expenditures....................   (20,501)    (28,668)   (50,178)
Acquisition of oil and gas assets of Smith..................      (281)      3,900         --
Proceeds from sale of oil and gas properties................     3,727       1,920        502
Additions to other equipment................................      (157)       (234)      (246)
Proceeds from disposal of other equipment...................         4           2         --
                                                              --------    --------    -------
Net cash used in investing activities.......................   (17,208)    (23,080)   (49,922)
FINANCING ACTIVITIES
Issuance of common stock....................................        --      16,588         --
Proceeds from long-term debt................................    14,000      11,000     26,500
Reductions of long-term debt................................      (100)    (19,000)        --
Financing costs and other...................................    (1,206)         18       (716)
                                                              --------    --------    -------
Net cash provided by financing activities...................    12,694       8,606     25,784
Increase in cash and cash equivalents.......................     1,839       1,371      2,885
Cash and cash equivalents at beginning of year..............       343       2,182      3,553
                                                              --------    --------    -------
Cash and cash equivalents at end of year....................  $  2,182    $  3,553    $ 6,438
                                                              ========    ========    =======
Supplemental cash flow information - interest paid in
  cash......................................................  $    943    $  2,143    $ 2,163
                                                              ========    ========    =======

                            See accompanying notes.

                             CAIRN ENERGY USA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  Principles of Consolidation and Basis of Financial Statement Presentation

     The consolidated financial statements include the accounts of Cairn Energy USA, Inc. (the Company) and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     The Company is engaged in the exploration for and production of oil and gas.

  Property and Equipment

     The Company follows the full-cost method of accounting for its investments in oil and gas properties. The Company capitalizes all direct and certain indirect costs associated with acquisition, exploration, and development costs of oil and gas properties. Proceeds from sales of oil and gas properties are credited to the full-cost pool. Capitalized costs of proved oil and gas properties are amortized on a unit-of-production method using proved oil and gas reserves as determined by independent petroleum engineers. Costs amortized include all capitalized costs (less accumulated amortization); the estimated future expenditures (based on current costs) to be incurred in developing proved reserves; and estimated dismantlement, restoration, and abandonment costs. Estimated future abandonment, dismantlement, and site restoration costs include costs to dismantle, relocate, and dispose of the Company's offshore production platforms, gathering systems, wells, and related structures. Such costs related to onshore properties, net of estimated salvage values, are not expected to be significant.

     The Company capitalized approximately $866,000, $1,200,000, and $1,500,000 of internal costs during the years ended December 31, 1994, 1995, and 1996, respectively. Such capitalized costs include salaries and related benefits of individuals directly involved in the Company's acquisition, exploration, and development activities, based on a percentage of their time devoted to such activities.

     Under rules of the Securities and Exchange Commission ("SEC") for the full-cost method of accounting, the net carrying value of oil and gas properties is limited to the sum of the present value (10% discount rate) of estimated future net cash flows from proved reserves, based on period-end prices and costs, plus the lower of cost or estimated fair value of unproved properties.

     Furniture and equipment are depreciated on a straight-line basis based on the estimated useful lives of the respective assets.

  Cash and Cash Equivalents

     Cash and cash equivalents include certificates of deposit or other highly liquid investments with maturities of three months or less when purchased.

  Deferred Charges

     Deferred charges include prepaid pipeline charges that are recognized on a unit of throughput basis, and loan costs that are amortized on a straight-line basis over the terms of the respective loans.

                             CAIRN ENERGY USA, INC.

  Concentrations of Credit Risk

     The Company operates exclusively in the oil and gas industry in the United States. Accounts receivable terms are generally for 30 days. The Company does not require collateral. Management periodically performs reviews as to the creditworthiness of their customers. The Company has not sustained any significant credit losses on sales of oil and gas.

  Gas Imbalances

     The Company follows the sales method of accounting for gas imbalances, which recognizes over and under lifts of gas when sold, to the extent sufficient gas reserves or balancing agreements are in place. Gas revenues are not significantly different from the Company's share of production.

  Oil and Gas Hedging Activities

     In an effort to reduce the effects of the volatility of the price of oil and gas on the Company's operations, management has adopted a policy of hedging oil and gas prices whenever such prices are in excess of the prices anticipated in the Company's operating budget and profit plan through the use of commodity swap agreements with major financial institutions. These agreements involve the receipt of fixed priced amounts in exchange for variable payments based on NYMEX prices and specific volumes. The differential to be paid or received is recorded in the month of the related production and recognized as a component of oil and gas revenues. Hedging transactions are limited by the Board of Directors to 50% of budgeted production for the succeeding 12 months and no more than 75% of budgeted production in any one month. The Company does not hold or issue financial instruments for trading purposes.

  Stock Options

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its employee stock options. Under APB 25, if the exercise price of an employee's stock option equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Earnings (Loss) Per Common Share

     Earnings (loss) per common share data is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding. Fully diluted earnings per share data is not presented because it would not differ from the amounts shown.

2. ACQUISITION OF OIL AND GAS ASSETS OF SMITH OFFSHORE EXPLORATION II

     On October 10, 1994, the Company purchased substantially all of the oil and gas assets (the Assets) of Smith Offshore Exploration II (Smith) from Phemus Corporation (Phemus), a subsidiary of the President and Fellows of Harvard College and sole stockholder of Smith, in exchange for 4,500,000 shares of the Company's common stock, subject to adjustment pursuant to the terms of the Agreement, and the assumption of certain liabilities related to the Smith Assets. The acquisition gave the Company interests in 22 additional blocks in the Outer Continental Shelf of the Gulf of Mexico. The Agreement provided that 1,000,000 of the shares issued be placed in escrow (the Escrow Shares) at the closing and, thereafter, the Escrow Shares and certain warrants to acquire up to a maximum of 800,000 shares of Common Stock would be issued to Phemus or returned to the Company based on a valuation of oil and gas reserves attributable to the Assets at a date to be selected prior to June 30, 1995, but could be extended under certain circumstances until December 31, 1995. If such valuation was less than $26,250,000, Smith and Phemus, jointly and severally, would be obligated to pay the Company the amount by which $26,250,000 exceeded the valuation, up to a maximum of

                             CAIRN ENERGY USA, INC.

$3,900,000. The acquisition of Smith did not have a material effect on the results of operations of the Company for 1994.

     On the basis of a valuation of the Smith properties as of June 30, 1995, by independent petroleum engineers reflecting a range of values below the Minimum Valuation, Phemus and the Company entered into an agreement regarding the purchase price adjustment under the Smith Acquisition Agreement pursuant to which Phemus returned the Escrow Shares and paid $3.9 million to the Company. The $3.9 million payment to the Company is reflected as a reduction of the cost of the Smith properties. There was no adjustment in the Company's financial statements for the return of the Escrow Shares because for financial accounting purposes, the Escrow Shares were never recorded as having been issued.

3. LONG-TERM DEBT

     The Company has a credit agreement as amended (the INCC Credit Agreement) with ING (U.S.) Capital Corporation, f/k/a Internationale Nederlanden (U.S.) Capital Corporation (INCC), Mees Pierson, N.V. (Mees Pierson) and Credit Lyonnais (Credit Lyonnais). The INCC Credit Agreement is secured by substantially all of the Company's assets. It contains financial covenants which require the Company to maintain a ratio of current assets to current liabilities (excluding the current portion of related debt) of no less than 1.0 to 1.0 and a tangible net worth of not less than $40 million. The Company is currently in compliance with such financial covenants. Prior to June 28, 1996, outstanding borrowings accrued interest at either INCC's fluctuating base rate or INCC's reserve adjusted Eurodollar rate plus 1.5% at the Company's option. On June 28, 1996, the INCC Credit Agreement was amended (the Third Amendment) to decrease the addition to the INC reserve adjusted Eurodollar rate from 1.5% to 1.25% as long as outstanding borrowings are less than 75% of the borrowing base. The borrowing base was also increased from $45 million to $50 million.

     On November 7, 1996, the Company further amended (the Fourth Amendment) the INCC Credit Agreement. Under the Fourth Amendment, Credit Lyonnais joined as a lender under the INCC Credit Agreement. Also under the Fourth Amendment, the original facility under the INCC Credit Agreement was designated as Facility A and the maximum amount of the facility was increased in amount from $50 million to $75 million; provided, however, that the maximum amount available to the Company cannot exceed the borrowing base of its properties as determined from time to time by the lenders. The borrowing base under Facility A was reconfirmed as of November 7, 1996, as $50 million. The revolving period of borrowings under Facility A was extended from March 31, 1997 to September 30, 1997. On September 30, 1997, the borrowings outstanding under Facility A will be converted to a term loan that requires quarterly repayments of principal on a revised schedule through March 31, 2001. The Company's ability to borrow under Facility A is dependent upon the reserve value of its oil and gas properties. If the reserve value of the Company's borrowing base declines, the amount available to the Company under Facility A will be reduced and, to the extent that the borrowing base is less than the amount then outstanding under Facility A, the Company will be obligated to repay such excess amount on 30-days notice from INCC or to provide additional collateral. INCC, Mees Pierson, N.V., and Credit Lyonnais have substantial discretion in determining the reserve value of the borrowing base. At December 31, 1995 and 1996, the Company had outstanding borrowings of $15.5 million and $42.0 million, respectively, under this facility.

     In addition, a second facility was created under the Fourth Amendment. This new standby credit facility, Facility B, is for the amount of $14 million. Facility B provides for three levels of borrowings by the Company, two of $5 million each and one of $4 million. There are no restrictions on the Company's ability to borrow the first $5 million under Facility B and the amount borrowed may be used for general corporate purposes. The Company's ability to borrow under the further two levels of borrowings of $5 million and $4 million, respectively, under Facility B is dependent upon the Company establishing total proved reserves at certain levels and appropriate ratios between the Company's outstanding debt and the value of its proved reserves.

                             CAIRN ENERGY USA, INC.

The Company must also submit detailed proposals, acceptable to its lenders, outlining the manner in which the second two levels of borrowings under Facility B will be used in the development of the Company's oil and gas properties. Facility B is repayable on December 31, 1997. The interest margin over INCC reserve adjusted Eurodollar rate for Facility B varies from 3.25% to 3.75%, depending upon the ratio of the amount of the outstanding loans to the value of the Company's proved reserves. Under the INCC Credit Agreement, interest is payable quarterly on any base rate borrowings and payable on maturity of any Eurodollar borrowings or at the end of three months if the maturity of the Eurodollar borrowing is in excess of three months. At December 31, 1995 and 1996, there were no borrowings under Facility B.

     The INCC Credit Agreement does not permit the Company to pay or declare any cash or property dividends or otherwise make any distribution of capital. On Facility A, the Company is obligated to pay a quarterly fee equal to 0.5% per annum of the unused portion of the borrowing base under the facility and a Letter of Credit fee for each Letter of Credit in the amount of 1.5% per annum of the face amount of such Letter of Credit. On Facility B the Company is obligated to pay a drawdown fee for each $5 million borrowed equal to 0.3% for the first $5 million, 1.15% for the second $5 million and 1.6% for the last $4 million. Also, the Company must pay 0.5% per annum on the undrawn portion of Facility B.

     At December 31, 1996, the future minimum principal payments on the Company's long-term debt subsequent to December 31, 1997 were as follows based on borrowings outstanding at December 31, 1996: $16.8 million in 1998, $15.1 million in 1999, $6.7 million in 2000, and $3.4 million in 2001.

     The carrying value of the Company's long-term debt approximates fair value.

4. STOCKHOLDERS' EQUITY

     On October 10, 1994, the Company purchased substantially all of the oil and gas assets of Smith in exchange for 4,500,000 shares of the Company's common stock, subject to adjustment pursuant to the terms of the Agreement and the assumption of certain liabilities (Note 2). For accounting purposes, the 1,000,000 Escrow Shares were not recorded as issued as a result of the June 30, 1995 valuation.

     At the time of the Smith acquisition, the Company's then majority shareholder, Cairn Energy PLC, sold 2,000,000 shares of the Company's common stock to Phemus at a price of $7.50 per share. Cairn Energy PLC also sold 2,500,000 shares of Company common stock resulting in Cairn Energy PLC reducing its ownership to approximately 17.5% of the Company's common stock in 1994.

     A public offering of 1,562,500 shares of Common Stock at an offering price of $11.25 per share was closed on September 18, 1995. The net proceeds, aggregating approximately $16.6 million, were used to reduce borrowings under the Company's credit agreement (Note 3). In conjunction with this offering, the Company's principal shareholder, Phemus, sold 2,750,000 shares of the Company's common stock.

     In April and June 1995, Cairn Energy PLC sold its remaining 2,792,260 shares of Company common stock.

5. INCOME TAXES

     The reconciliation of income taxes computed at the U.S. federal statutory tax rates to income tax expense for the years ended December 31, 1994, 1995, and 1996, is as follows (in thousands):

                                                              LIABILITY METHOD
                                                        -----------------------------
                                                         1994       1995       1996
                                                        -------    -------    -------
Income tax expense at statutory rate................    $   222    $ 1,780    $ 2,257
Benefit of net operating loss carryforwards.........       (222)    (1,780)    (2,257)
                                                        =======    =======    =======
                                                        $    --    $    --    $    --
                                                        =======    =======    =======

                             CAIRN ENERGY USA, INC.

     The computation of the net deferred tax asset (liability) at December 31, 1995 and 1996, follows (in thousands):

                                                                  1995        1996
                                                                --------    --------
Deferred tax liabilities:

  Property and equipment....................................    $ (8,702)   $(12,780)
Deferred tax assets:

  Net operating loss carryforward...........................      14,383      16,200
                                                                --------    --------
                                                                   5,681       3,420
Less valuation allowance....................................       5,681       3,420
                                                                ========    ========
                                                                $     --    $     --
                                                                ========    ========

     At December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $48 million. The net operating losses will expire principally in 2005 through 2010, if not previously utilized. Utilization of approximately $26 million of the net operating loss carryforwards is subject to various limitations because of previous changes in ownership of the Company, as defined in the Internal Revenue Code. Additional net operating loss limitations may be imposed because of subsequent changes in stock ownership of the Company.

6. EMPLOYEE BENEFIT PLANS

     The Company sponsors a plan to provide retirement benefits under the provisions of Section 401(k) of the Internal Revenue Code (the 401(k) Plan) for all full-time employees. Employees may elect to contribute up to 15% of their compensation. The Company matches 100% of the employee's contributions, up to 5% of the employee's compensation. Beginning in 1995, at the end of each year, the Company contributes Company common stock to each eligible employee's account valued at the equivalent of 5% of each such employee's compensation. Benefits under the 401(k) Plan are limited to the assets of the 401(k) Plan. The Company's contributions in cash to the 401(k) Plan were $98,385, $62,678, and $67,663 for the years ended December 31, 1994, 1995, and 1996, respectively. The Company's contributions in Company common stock to the 401(k) Plan were 0, 4,864, and 6,669 shares for the years ended December 31, 1994, 1995, and 1996, respectively.

     The Company's Employee Incentive Bonus Plan was adopted in 1993 and revised in 1994. The Employee Incentive Bonus Plan rewards those employees when the Company has added proved reserves for the year in excess of its production for the year, but only when such additional reserves have a finding and development cost less than $1.00 per Mcf. Under the Employee Incentive Bonus Plan, the bonus cannot exceed $250,000 in the aggregate and is allocated among the specified employees based upon preset percentages except that individual bonuses can not exceed 50% of salary. Any bonus earned for the year vests and is paid out to the employees in three equal annual installments, subject to continued employment with the Company. Based on reserve additions, the Company's employees were awarded bonuses in the aggregate amount of $242,028 for the year ended December 31, 1994 under the Employee Incentive Bonus Plan. Such bonuses are being accrued over the respective vesting periods. No incentive bonuses were awarded in 1995 or 1996.

     In May 1993, the Company's stockholders ratified the adoption of the 1993 Stock Option Plan and the 1993 Directors' Stock Option Plan. The 1993 Stock Option Plan authorizes the granting of incentive stock options and nonstatutory stock options to key employees, including executive officers and directors of the Company. The Company's Compensation Committee administers the 1993 Stock Option Plan. Options granted under the 1993 Stock Option Plan may be either incentive stock options or nonstatutory stock options, as determined in the discretion of the Compensation Committee. The exercise price per share for an option

                             CAIRN ENERGY USA, INC.

shall be any price determined by the Compensation Committee; provided, however, that the exercise price per share of incentive stock options shall not be less than the fair market value of the Common Stock on the date of the grant of the option. Each option is exercisable in such amounts, at such intervals, and on such terms as the Compensation Committee determines in its sole discretion. However, no option shall be exercisable during the six-month period following the date of its grant, and no option shall be exercisable more than 10 years after the date of its grant. The Company's stockholders approved an increase in the number of shares reserved for issuance under the 1993 Stock Option Plan from 400,000 shares to 650,000 shares in May 1995 and another increase from 650,000 shares to 1,150,000 shares in May 1996. Also in May 1996, the stockholders approved an amendment to the 1993 Stock Option Plan that provides that all options held by an employee granted under the 1993 Stock Option Plan will vest upon death of such employee and provides that the exercise period for such options will be twenty-four months following death or termination of an employee.

     The 1993 Directors' Stock Option Plan authorizes the granting of nonstatutory stock options to directors of the Company who are not and have not been employees of the Company or any affiliated corporations except Cairn Energy PLC (a Nonemployee Director). On the date a Nonemployee Director begins each term that he serves as a member of the Board of Directors, such Nonemployee Director will automatically receive an option to purchase 10,000 shares of Common Stock. The exercise price per share for an option granted under the 1993 Directors' Stock Option Plan shall be the fair market value of the Common Stock on the date of the grant. Each option is fully exercisable six months after the date of its grant. However, no option may be exercised more than five years after the date of its grant. In May 1996, the Company's stockholders approved an increase in the number of shares reserved for issuance under the 1993 Directors' Stock Option Plan from 150,000 shares to 270,000 shares.

     A summary of the Company's stock option activity, and related information for the years ended December 31, 1994, 1995, and 1996 follows:

                                              1994                 1995                 1996
                                       ------------------   ------------------   ------------------
                                                 WEIGHTED             WEIGHTED             WEIGHTED
                                                 AVERAGE              AVERAGE              AVERAGE
                                                 EXERCISE             EXERCISE             EXERCISE
                                       OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                                       -------   --------   -------   --------   -------   --------
Outstanding at beginning of year.....  260,000    $5.38     460,000    $ 5.92    730,000    $ 8.42
  Granted............................  200,000     6.61     290,000     12.16    260,000     10.53
  Exercised..........................       --       --     (20,000)     5.13     (7,000)     6.00
  Canceled...........................       --       --          --        --     (4,500)    11.67
                                       -------              -------              -------
Outstanding at end of year...........  460,000    $5.92     730,000    $ 8.42    978,500    $ 8.92
                                       =======              =======              =======
Exercisable at end of year...........  171,000    $5.52     324,500    $ 6.39    588,168    $ 7.95
                                       =======              =======              =======
Weighted-average fair value of
  options granted during the year....                       $  2.28              $  2.14
                                                            =======              =======

     Information related to options outstanding at December 31, 1996, is summarized below:

                                       OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                             ----------------------------------------    ------------------------
                                               WEIGHTED
                             OUTSTANDING       AVERAGE       WEIGHTED    EXERCISABLE     WEIGHTED
                                  AT          REMAINING      AVERAGE          AT         AVERAGE
                             DECEMBER 31,    CONTRACTUAL     EXERCISE    DECEMBER 31,    EXERCISE
RANGE OF EXERCISABLE PRICES      1996        LIFE (YEARS)     PRICE          1996         PRICE
---------------------------  ------------    ------------    --------    ------------    --------
$5.125 - $6.875............    433,000           6.7          $ 5.95       376,000        $ 6.03
$10.00 - $12.50............    545,500           6.5           11.27       212,168         11.35
                               -------                                     -------
                               978,500                        $ 8.92       588,168        $ 7.95
                               =======                                     =======

                             CAIRN ENERGY USA, INC.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," (SFAS 123) requires the disclosure of pro forma net income and earnings per share information computed as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method set forth in SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: a risk-free interest rate of 5.9%, a dividend yield of 0%, and a volatility factor of 38.3%. The fair value of these options was estimated based on an expected life of one year from the vesting date.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. In addition, because SFAS 123 is applicable only to options granted subsequent to December 31, 1994, the pro forma information does not reflect the pro forma effect of all previous stock option grants of the Company.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                               1995      1996
                                                              ------    ------
Pro forma net income........................................  $5,032    $6,100
Pro forma earnings per share................................  $  .31    $  .35

7. OIL AND GAS HEDGING ACTIVITIES AND COMMITMENTS

     While the use of hedging arrangements limits the downside risk of adverse price movements, it may also limit future gains from favorable movements. All hedging is accomplished pursuant to exchange-traded contracts or master swap agreements based upon standard forms. The Company addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity being hedged. Credit risk related to hedging activities, which is minimal, is managed by requiring minimum credit standards for counterparties, periodic settlements, and mark to market valuations. The Company has not historically been required to provide any significant amount of collateral relating to its hedging activities.

     At December 31, 1996, the Company had entered into various swap agreements to fix selling prices for 630,000 MMBtus of natural gas during January through March 1997 at a weighted average NYMEX price of $3.32 per MMBtu. While these contracts have no carrying value, their fair value (the estimated amount that would have been received by the Company upon termination of the swaps at December 31, 1996) was approximately $198,000.

     During the years ended December 31, 1994, 1995, and 1996, oil and gas revenues were reduced by $54,000, increased by $323,000 and reduced by $2,449,000 respectively, as a result of hedging transactions.

8. LEGAL PROCEEDINGS AND CLAIMS

     The Company is subject to certain legal proceedings and claims that arise in the ordinary conduct of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions, will not materially affect the consolidated financial condition or results of operations of the Company.

                             CAIRN ENERGY USA, INC.

9. OPERATIONS

  Nature of Operations

     The Company, explores for, develops and produces oil and gas, principally in the shallow waters of the Outer Continental Shelf ("OCS") of the Gulf of Mexico. The Company's strategy is to expand its reserve base and production principally through exploration and associated development drilling.

     The Company's principal producing properties are located in the Gulf of Mexico and consist of East Cameron Blocks 331/332, which began production in the fourth quarter of 1994, Matagorda Block 710, which began production in the first quarter of 1995, Galveston 343/363 Field which began production in 1990, Vermilion Block 203 and Main Pass Block 262, which began production in the first quarter of 1996 and Mustang Island Block 858 which began production in the third quarter of 1996. Revenues from these six properties comprised approximately 74.1% of the Company's total revenues for the year ended December 31, 1996.

10. SUPPLEMENTARY INFORMATION

  Capitalized Costs Related to Oil and Gas Producing Activities

     The following table summarizes capitalized costs related to oil and gas producing activities and the related amounts of accumulated depletion, depreciation, and amortization at December 31, 1995 and 1996 (in thousands):

                                                                1995        1996
                                                              --------    --------
Proved oil and gas properties...............................  $126,898    $180,808
Unproven properties.........................................    30,202      24,736
Accumulated depletion, depreciation, and amortization.......   (59,502)    (75,278)
                                                              --------    --------
Net capitalized costs.......................................  $ 97,598    $130,266
                                                              ========    ========

     The unproven properties are excluded from the amortization base and consist primarily of acreage acquisition costs, related geological and geophysical costs and exploration drilling costs in progress or awaiting evaluation. The majority of these costs are expected to be evaluated during the Company's 1997 and 1998 drilling programs.

  Costs Incurred in Property Acquisition, Exploration, and Development
Activities

     The table below represents costs incurred in oil and gas producing activities (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1994       1995        1996
                                                       -------    -------     -------
Acquisition of properties:
     Proved..........................................  $ 1,405    $    --     $    --
     Unproved........................................   24,984     (1,372)(1)   7,197
Development costs....................................   11,683     14,105       9,184
Exploration costs....................................    7,827     16,529      32,566
                                                       -------    -------     -------
                                                       $45,899    $29,262     $48,947
                                                       =======    =======     =======

---------------

(1) Includes $3.9 million purchase price adjustment under the Smith Acquisition Agreement. See Note 2.

                             CAIRN ENERGY USA, INC.

  Results of Operations from Oil and Gas Producing Activities

     The table below presents revenue and expenses related to oil and gas producing activities (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1994      1995       1996
                                                         ------    -------    -------
Oil and gas sales......................................  $9,494    $25,742    $30,016
Expenses:
  Operating costs......................................   2,159      3,063      3,722
  Production taxes.....................................     115         38          9
  Depletion, depreciation, and amortization............   4,255     13,490     15,973
                                                         ------    -------    -------
                                                          6,529     16,591     19,704
                                                         ------    -------    -------
Income from oil and gas producing activities...........  $2,965    $ 9,151    $10,312
                                                         ======    =======    =======
Depletion rate per equivalent Mcf......................  $  .94    $  1.04    $  1.33
                                                         ======    =======    =======

     The Company's oil and gas production is sold to various purchasers. The following table lists purchasers of the Company's natural gas which accounted for more than 10% of total revenues for the years indicated:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1994    1995    1996
                                                              ----    ----    ----
Amoco Production Co.........................................   20%     --      --
Coastal Corporation.........................................   --      22%     39%
Dow Hydrocarbons and Resources, Inc.........................   21%     --      --
Enron Capital & Trade Resources.............................   --      --      10%
Mark Resources Corporation..................................   11%     --      --
Penn Union Energy Services..................................   --      --      16%
Samedan Oil Corporation.....................................   --      12%     --
Walter Oil and Gas Corporation..............................   11%     --      --

     During 1995 and 1996, Samedan Oil Corporation also purchased oil from the Company representing approximately 20% and 14%, respectively, of the Company's total revenues. Management believes that the loss of these purchasers would not have a material impact on the Company's consolidated financial condition or consolidated results of operations.

  Reserve Quantity Information (Unaudited)

     All of the Company's reserves are located in the continental United States. The Company's proved reserves at December 31, 1995 and 1996 were prepared by the Company and reviewed by Ryder Scott Company, an independent petroleum engineering firm.

     Proved reserves (developed and undeveloped) are estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under current economic and operating conditions. The estimation of reserves is an interpretive process that is subject to continuing revision as additional information becomes available.

     The Company's proved developed reserves are categorized as such based on the availability of current production data, open-hole and cased-hole logs analyses, and other productivity indications.

     The estimation of proved undeveloped reserves was limited to direct offset locations to existing wellbores and to geological formations that have shown to be productive in the area.

                             CAIRN ENERGY USA, INC.

     Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, there can be no assurance that the reserves set forth herein will ultimately be produced nor can there be assurance that the proved undeveloped reserves will be developed within the periods anticipated. The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the discounted future net cash inflows should not be construed as representative of the fair market value of the proved oil and gas properties belonging to the Company, since discounted future net cash inflows are based upon projected cash inflows which do not provide for changes in oil and gas prices nor for escalation of expenses and capital costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based.

     The following is a reconciliation of the Company's estimated net quantities of proved developed and undeveloped oil and gas reserves for the years ended December 31, 1994, 1995, and 1996:

                                                                GAS       OIL
                                                              (MMCF)     (MBBL)
                                                              -------    ------
Balance at December 31, 1993................................  52,882     2,143
  Acquisitions of reserves in-place.........................   3,018        32
  Sales of reserves in-place................................  (2,902)     (256)
  Revisions of previous estimates...........................  (1,690)      (34)
  Extensions and discoveries................................  13,515       527
  Production................................................  (3,940)     (100)
                                                              -------    -----
Balance at December 31, 1994................................  60,883     2,312
  Sales of reserves in-place................................  (2,060)     (111)
  Revisions of previous estimates...........................  (4,596)     (277)
  Extensions and discoveries................................  23,079       790
  Production................................................  (10,403)    (431)
                                                              -------    -----
Balance at December 31, 1995................................  66,903     2,283
  Revisions of previous estimates...........................  (2,777)      226
  Extensions and discoveries................................  28,127     2,656
  Production................................................  (10,215)    (273)
                                                              -------    -----
Balance at December 31, 1996................................  82,038     4,892
                                                              =======    =====
Proved developed reserves:
  December 31, 1993.........................................  20,637       525
  December 31, 1994.........................................  44,893     1,813
  December 31, 1995.........................................  52,996     1,292
  December 31, 1996.........................................  56,734     1,656

     The Company's principal developed properties are located in the Gulf of Mexico, and are East Cameron Blocks 331/332, Vermilion Block 203, Main Pass Block 262, Mustang Island Block 858, Matagorda Block 710, and Galveston 343/363 Field. As of December 31, 1995 and 1996, the Company's net interest in the proved reserves of these properties was approximately 61.2 Bcfe and 63.9 Bcfe, respectively. The Company's capital expenditures for 1997 are anticipated to be approximately $47 million.

                             CAIRN ENERGY USA, INC.

  Standardized Measure of Discounted Future Net Cash Flows from Estimated Production of Proved Oil and Gas Reserves After Income Taxes (Unaudited)

     In the opinion of the Company's management, no major discovery or adverse event has occurred since December 31, 1996, that would cause a significant change in proved reserve quantities as estimated at December 31, 1996. Reserves cannot be measured exactly because reserve estimates involve subjective judgments. The estimates must be reviewed periodically and adjusted to reflect additional information gained from reservoir performance, new geological and geophysical data, and economic changes. The values expressed are estimates only and may not reflect realizable values or fair market values of the oil and gas ultimately extracted and recovered. The estimated future net revenues may not accurately reflect proceeds of production to be received in the future from the sale of crude oil, condensate, and natural gas currently owned. The present value of estimated future net revenues does not necessarily reflect the actual costs that would be incurred to acquire equivalent oil and gas reserves.

     The following table sets forth a standardized measure of the discounted future net cash flows attributable to the Company's proved oil and gas reserves. Future cash inflows were computed by applying year-end oil and gas prices to the estimated future production of proved reserves. The future production and development costs represent the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. The timing of future development costs is based on management's evaluation of the Company's projected cash flows and financing resources. Future income tax expenses were computed by applying statutory income tax rates to the difference between pretax net cash flows relating to the Company's proved oil and gas reserves and the tax basis of proved oil and gas properties and available net operating loss carryforwards and statutory depletion, reduced by investment tax credits. Discounting the annual net cash inflows at 10% illustrates the impact of timing on these future cash inflows.

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Future cash inflows.........................................  $204,357    $444,698
Future production costs.....................................    27,261      39,129
Future development costs....................................    18,884      37,910
                                                              --------    --------
Future net cash inflows before future income taxes..........   158,212     367,659
Future income taxes.........................................    16,378      70,138
                                                              --------    --------
Future net cash inflows.....................................   141,834     297,521
Adjustments to discount future annual inflows at 10%........    38,272      94,908
                                                              --------    --------
Standardized measure of discounted future net cash
  inflows...................................................  $103,562    $202,613
                                                              ========    ========

     The average price for natural gas in the above computations was $2.40 and $3.99 per Mcf at December 31, 1995 and 1996, respectively. The average price used for crude oil in the above computations was $18.27 and $23.63 per barrel at December 31, 1995 and 1996, respectively.

                             CAIRN ENERGY USA, INC.

 Summary of Changes in the Standardized Measure of Discounted Future Net Cash Flows from Estimated Production of Proved Oil and Gas Reserves After Income Taxes (Unaudited)

     The following table summarizes the principal factors comprising the changes in the standardized measure of discounted future cash inflows (in thousands):

                                                       1994        1995        1996
                                                     --------    --------    --------
Standardized measure at beginning of year..........  $ 67,593    $ 74,635    $103,562
Sales and transfers, net of production costs.......    (7,220)    (22,641)    (26,285)
Net change in sales prices and production costs....   (16,683)     15,078      67,559
Acquisitions of reserves in-place..................     1,531          --          --
Extensions, discoveries, and improved recovery, net
  of future production and development costs.......    19,495      46,251     100,001
Changes in estimated future development costs......    (7,085)    (16,719)     (6,293)
Development costs incurred during the period.......    11,683      14,105       9,184
Revisions of quantity estimates....................    (2,028)     (8,803)     (3,464)
Sales of reserves in place.........................    (6,119)     (3,262)         --
Accretion of discount..............................     7,834       7,870      11,552
Net change in income taxes.........................     7,354      (8,630)    (32,650)
Changes in production rates (timing) and other.....    (1,720)      5,678     (20,553)
                                                     ========    ========    ========
Standardized measure at end of year................  $ 74,635    $103,562    $202,613
                                                     ========    ========    ========

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for 1995 and 1996 is as follows (in thousands, except per share amounts):

                                                        MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                        --------   -------   ------------   -----------
1995:
  Revenues............................................   $5,034    $7,850       $7,206        $5,869
  Net income..........................................      807     1,564        1,297         1,567
  Net income per common and common equivalent share...   $  .05    $  .10       $  .08        $  .09
1996:
  Revenues............................................   $7,287    $7,516       $7,554        $7,990
  Net income..........................................    2,590       871          893         2,284
  Net income per common and common equivalent share...   $  .15    $  .05       $  .05        $  .13

                             CAIRN ENERGY USA, INC.

                            STATEMENTS OF OPERATIONS
               THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996


                                            Three months ended        Six months ended
                                               June 30,                  June 30,
                                          ---------------------   ---------------------
                                            1997        1996        1997        1996
                                          ---------   ---------   ---------   ---------
                                             (in thousands except per share amounts)
Revenues:
      Oil and gas .....................   $   6,293   $   7,488   $  14,583   $  14,741
      Other revenue ...................          68          28         135          62
                                          ---------   ---------   ---------   ---------

      Total revenues ..................       6,361       7,516      14,718      14,803

Expenses:
      Lease operating expenses ........       1,000       1,004       1,765       1,632
      Depreciation, depletion &
        amortization ..................       3,763       4,653       7,234       7,897
      Administrative expenses .........         344         396       1,052         778
      Interest ........................         933         592       1,799       1,035
                                          ---------   ---------   ---------   ---------

      Total expenses ..................       6,040       6,645      11,850      11,342
                                          ---------   ---------   ---------   ---------

Net income ............................   $     321   $     871   $   2,868   $   3,461
                                          =========   =========   =========   =========
Net income per common and
      common equivalent share .........   $    0.02   $    0.05   $    0.16   $    0.20
                                          =========   =========   =========   =========

Weighted average common and
      common shares outstanding .......      17,566      17,559      17,565      17,557
                                          =========   =========   =========   =========



                            See accompanying notes.

                             CAIRN ENERGY USA, INC.

                                 BALANCE SHEETS
                                     ASSETS


                                               June 30,      December 31,
                                                1997           1996
                                             -----------    -----------
                                               (in thousands)
Current assets:
      Cash and cash equivalent ...........   $     3,915    $     6,438
      Accounts receivable ................         4,962          4,904
      Prepaid expenses ...................           626            482
                                             -----------    -----------

           Total current assets ..........         9,503         11,824

Property and equipment at cost:
      Oil and gas properties, based on
           full cost accounting ..........       223,516        205,544
      Other equipment ....................           967            958
                                             -----------    -----------

                                                 224,483        206,502

      Less accumulated depreciation,
           depletion and amortization ....       (83,106)       (75,877)
                                             -----------    -----------
      Net property and equipment .........       141,377        130,625


Deferred charges, net of amortization ....         1,010            909
                                             -----------    -----------


      Total assets .......................   $   151,890    $   143,358
                                             ===========    ===========



                            See accompanying notes.

                             CAIRN ENERGY USA, INC.

                                 BALANCE SHEETS
                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                     June 30,     December 31,
                                                      1997           1996
                                                   -----------    -----------
                                                         (in thousands)
Current liabilities:
      Accounts payable .........................   $     5,519    $     6,303
      Accrued lease operating expenses .........           368            492
      Accrued well costs .......................         2,408          3,803
      Other accrued liabilities ................           164            222
      Current maturities of long-term debt .....        10,000             --
                                                   -----------    -----------

           Total current liabilities ...........        18,459         10,820

Long-term debt .................................        40,000         42,000

Stockholders' equity:
      Common stock, $.01 par value;
           30,000,000 shares authorized;
           Shares issued and outstanding;
           June 30, 1997 - 17,566,356 and
           December 31, 1996 - 17,564,128 ......           176            176
      Additional paid-in capital ...............        94,859         94,834
                                                   -----------    -----------
      Accumulated deficit ......................        (1,604)        (4,472)
                                                   -----------    -----------
           Total stockholders' equity ..........        93,431         90,538
                                                   -----------    -----------
           Total liabilities and
           stockholders' equity ................   $   151,890    $   143,358
                                                   ===========    ===========



                             See accompanying notes

                             CAIRN ENERGY USA, INC.

                     STATEMENT OF CHANGES IN STOCKHOLDERS'
                     EQUITY SIX MONTHS ENDED JUNE 30, 1997
                                 (IN THOUSANDS)


                                                  Additional                    Total
                              Common         Stock        Paid-in     Accumulated   Stockholders'
                              Shares        Amount        Capital       Deficit        Equity
                            -----------   -----------   -----------   -----------    -----------
Balance at
 December 31, 1996 ......        17,564   $       176   $    94,834   $    (4,472)   $    90,538

  Net income ............            --            --            --         2,868          2,868

  Other .................             2            --            25            --             25
                            -----------   -----------   -----------   -----------    -----------


Balance at
 June 30, 1997 ..........        17,566   $       176   $    94,859   $    (1,604)   $    93,431
                            ===========   ===========   ===========   ===========    ===========




                            See accompanying notes.

                             CAIRN ENERGY USA, INC.

                            STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                                            1997           1996
                                                         -----------    -----------
                                                              (in thousands)
Operating Activities:
 Net income ..........................................   $     2,868    $     3,461
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation, depletion and amortization .........         7,234          7,897
    Amortization of loan costs .......................           193            191
    Amortization of prepaid gathering costs ..........            42             --
    Change in operating assets and liabilities:
      Accounts receivable ............................           (59)          (568)
      Prepaid expenses ...............................          (143)          (313)
      Accounts payable ...............................        (1,280)           520
      Accrued liabilities ............................          (158)          (139)
      Other ..........................................            --             (6)
                                                         -----------    -----------
Net cash provided by operating activities ............         8,697         11,043

Investing Activities:
    Exploration and development expenditures .........       (18,869)       (31,902)
    Proceeds from sale of natural gas and crude
      oil properties .................................            --            502
    Additions to other equipment .....................            15           (150)
                                                         -----------    -----------
Net cash used in investing activities ................       (18,884)       (31,550)

Financing Activities:
     Proceeds from long-term debt ....................         8,000         18,500
     Financing costs and other .......................          (336)            31
                                                         -----------    -----------
Net cash provided by financing activities ............         7,664         18,531
                                                         -----------    -----------
Net change in cash and cash equivalents ..............        (2,523)        (1,976)
Cash and cash equivalents at beginning of period .....         6,438          3,553
                                                         -----------    -----------
Cash and cash equivalents at end of period ...........   $     3,915    $     1,577
                                                         ===========    ===========

Supplemental cash flow information
Interest paid in cash ................................   $     1,606    $       838
                                                         ===========    ===========

                             CAIRN ENERGY USA, INC.

                         NOTES TO FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION

         In the opinion of management, the accompanying unaudited financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of the financial position of the Company at June 30, 1997, the results of its operations for the three and six months ended June 30, 1997 and 1996 and the results of its cash flows for the six months ended June 30, 1997 and 1996. These financial statements should be read in conjunction with the notes to the Company's annual financial statements, which were included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission (the "Commission") on March 5, 1997.

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

2.       LONG-TERM DEBT.

         Long-term debt at June 30, 1997 and December 31, 1996, consisted of the following:

                                                        June 30,       December 31,
                                                         1997            1996
                                                     -------------   -------------
Revolving credit agreement .......................   $  50,000,000   $  42,000,000
Less: Current maturities of
         long-term debt ..........................      10,000,000              --
                                                     -------------   -------------

Long-term debt less current
         maturities ..............................   $  40,000,000   $  42,000,000
                                                     =============   =============

         The Company has a credit agreement, as amended (the "INCC Credit Agreement") with ING (U.S.) Capital Corporation, f/k/a/ Internationale Nederlanden (U.S.) Capital Corporation ("INCC"), Mees Pierson, N.V. ("Mees Pierson") and Credit Lyonnais ("Credit Lyonnais") (together, the "Bank Group"). At June 30, 1997, the Company had outstanding borrowings of $50 million under the INCC Credit Agreement. The INCC Credit Agreement is secured by substantially all of the Company's assets. It contains financial covenants which require the Company to maintain a ratio of current assets to current liabilities (excluding the current portion of related debt) of no less than 1.0 to 1.0 and a tangible net worth of not less than $40 million. The Company is currently in compliance with such financial covenants. Prior to June 28, 1996, outstanding borrowings accrued interest at either INCC's fluctuating base rate or INCC's reserve adjusted Eurodollar rate plus 1.5%, at the Company's option. On June 28, 1996, the INCC Credit Agreement was amended, (the "Third Amendment") to decrease the addition to the INCC reserve adjusted Eurodollar rate from 1.5% to 1.25% as long as outstanding borrowings are less than 75% of the borrowing base. The borrowing base was also increased from $45 million to $50 million.

         On November 7, 1996 the Company further amended (the "Fourth Amendment") the INCC Credit Agreement. Under the Fourth Amendment, Credit Lyonnais joined as a lender under the INCC Credit Agreement. Also under the Fourth Amendment, the original facility under the INCC Credit Agreement was designated as Facility A and the maximum amount of the facility was increased in amount from $50 million to $75 million; provided, however, that the maximum amount available to the Company cannot exceed the borrowing base of its properties as determined from time to time by the lenders. The borrowing base under Facility A was reconfirmed as of November 7, 1996 at $50 million. The revolving period of borrowings under Facility A was extended from March 31, 1997 to September 30, 1997. The Company's ability to borrow under Facility A is dependent upon the reserve value of its oil and gas properties. If the reserve value of the Company's borrowing base declines, the amount available to the Company under Facility A will be reduced and, to the extent that the borrowing base is less than the amount then outstanding under Facility A, the Company will be obligated to repay such excess amount on 30-days' notice from INCC or to provide additional collateral. The Bank Group has substantial discretion in determining the reserve value of the borrowing base.

         In addition a second facility was created under the Fourth Amendment . The new standby credit facility, Facility B, was for the amount of $14 million. Facility B provided for three levels of borrowings by the Company, two of $5 million each and one of $4 million. There are no restrictions on the Company's ability to borrow the first $5 million under Facility B and the amount borrowed may be used for general corporate purposes. The Company's ability to borrow under the further two levels of borrowings of $5 million and $4 million, respectively, under Facility B was dependent upon the Company establishing total proved reserves at certain levels and appropriate ratios between the Company's outstanding debt and the value of its proved reserves. The Company must also submit detailed proposals, acceptable to its lenders, outlining the manner in which the second two levels of borrowings under Facility B would be used in the development of the Company's oil and gas properties. Facility B is repayable on December 31, 1997. The interest margin over INCC's reserve adjusted Eurodollar rate for Facility B is either 3.25% or 3.75%, depending upon the ratio of the amount of the outstanding loans to the value of the Company's proved reserves.

         On March 17, 1997, a Fifth Amendment was added to the INCC Credit Agreement. Under the Fifth Amendment, the borrowing base for Facility A was increased from $50 million to $65 million and the amount available under Facility B was reduced from $14 million to $10 million available in two levels. The first level of borrowing under Facility B remained unchanged at $5 million with no restrictions. The second level of borrowing under Facility B was set at $5 million with similar restrictions as in the Fourth Amendment.

         On July 1, 1997, a Sixth Amendment was added to the INCC Credit Agreement. The only change resulting from the Six Amendment results in Facility A converting to a term loan on January 1, 1998, instead of September 30, 1997, as in the Fifth Amendment. On January 1, 1998, the borrowings outstanding under Facility A will be converted to a term loan that requires quarterly repayments of principal through April 1, 2001. Under the INCC Credit Agreement, interest is payable quarterly on any base rate borrowings and payable quarterly and on maturity of any Eurodollar borrowings if the maturity of the Eurodollar borrowing is in excess of three months.

         The INCC Credit Agreement does not permit the Company to pay or declare any cash or property dividends or otherwise make any distribution of capital. On Facility A the Company is obligated to pay a quarterly fee equal to 0.5% per annum of the unused portion of the borrowing base under the facility and a Letter of Credit fee for each Letter of Credit in the amount of 1.5% per annum of the face amount of such Letter of Credit. On Facility B the Company is obligated to pay a drawdown fee for each $5 million borrowed equal to 0.5% for the first $5 million, and 1.25% for the second $5 million. Also, the Company must pay a quarterly fee equal to 0.5% per annum on the undrawn portion of Facility B.

         The carrying value of the Company's long-term debt approximates fair value.

3.       PROPERTY AND EQUIPMENT.

         The Company capitalized approximately $810,000 and $758,000 of internal costs during the six months ended June 30, 1997 and 1996, respectively. Such capitalized costs include salaries and related benefits of individuals directly involved in the Company's acquisition, exploration, and development activities, based on a percentage of their time devoted to such activities.

4.       EARNINGS PER SHARE

         In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact on both primary and fully diluted earnings per share for the three and six month periods ended June 30, 1997 and 1996 is not expected to be material.